Exhibit 99.1

Akerna Names John Fowle CFO

Established SaaS and Business Services Professional Brings 20 Years of Experience to Role

DENVER – Dec. 23, 2019 – Akerna (Nasdaq: KERN), a leading cannabis compliance technology provider and developer of the cannabis industry’s first seed-to-sale enterprise resource planning (ERP) software technology (MJ Platform®), has named John Fowle, chief financial officer (CFO). As CFO, Fowle will leverage his 20 years of deep systems, integration, and SaaS experience to drive the company’s overall financial strategy, including growth plans, as Akerna continues to acquire complementary technologies.

"We are excited to have John on board. His M&A experience, coupled with his proven integration track record, aligns well with our strong performance-oriented culture,” said Jessica Billingsley, chief executive officer, Akerna. “The depth of his SaaS expertise, strength in metrics and reporting, as well as his impressive reputation for execution and achieving results, makes him the right choice to lead our finance team.”

Throughout his career, Fowle has overseen several divisions such as finance, business operations, business intelligence, and monetization operations. Before joining Akerna, he served as CFO for REV360, a SaaS and business services company, and as vice-president and controller for WELLTOK. While at WELLTOK, Fowle led the successful diligence and integration of six acquisitions valued at over $230 million.

"I am pleased to join the Akerna team. I believe the potential for growth and value creation is tremendous, given the smart and passionate people, strong technology, and global footprint,” said John Fowle. “Having played a leadership role in similar business situations and industries, I am confident that we can develop and execute plans to drive consistent growth and result in the further creation of shareholder value.”

Fowle is a certified public accountant. He holds an MBA from the University of California, Irvine, and a Bachelor of Science Degree in Business Administration from the University of Southern California.

About Akerna:

Akerna is a global regulatory compliance technology company in the cannabis space. Akerna’s service offerings include MJ Platform®, Leaf Data Systems®, solo sciences tech platform, and Ample Organics. Since its establishment in 2010, Akerna has tracked more than $17 billion in cannabis sales. As part of its business strategy, Akerna intends to grow through targeted, strategic acquisitions that are complementary to its current business and organically by accelerating its product development efforts. Akerna is based in Denver.

Media Contact:	Investor Contact:
D. Nikki Wheeler	Jason Assad
303-514-2012	678-570-6791
Nikki.Wheeler@Akerna.Com	JAssad@Akerna.Com